Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2008, accompanying the consolidated financial statements and schedule, included in the Annual Report of Aetrium Incorporated on Form 10-K for the year ended December 31, 2007.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Aetrium Incorporated on Forms S-3 (File No. 333-49577 effective April 7, 1998, File No. 333-49577 effective April 28, 1998, File No. 333-81982 effective February 1, 2002, and File No. 333-81982 effective April 12, 2002) and on Forms S-8 (File No. 333-111747 effective January 7, 2004, File No. 333-111748 effective January 7, 2004, and File No. 033-74616 effective March 29, 2005).

/s/ Grant Thornton LLP

Minneapolis, Minnesota
March 14, 2008